Exhibit 2.5


Christopher R. Kaup, Esq. (014820)
TIFFANY & BOSCO, P.A.
1850 North Central Avenue Fifth Floor Phoenix,
Arizona, 85004


Attorneys for Debtors and
  Debtors-in-Possession


                         UNITED STATES BANKRUPTCY COURT

                               DISTRICT OF ARIZONA

In re:                                 |     Chapter 11 Proceedings
                                       |
E-BIZ ENTERPRISES, INC.,               |     Case Nos. 01-11843-ECF CGC and
a Nevada corporation,                  |               01-11844-ECF-CGC
                     Debtor.           |
---------------------------------------|     (Jointly Administered)
                                       |
In re:                                 |     SECOND IMMATERIAL
JONES BUSINESS SYSTEMS, INC.,          |     MODIFICATIONS TO AMENDED
a Texas corporation,                   |     JOINT PLAN OF REORGANIZATION
                     Debtor.           |     AND MEMORANDUM OF LAW IN
                                       |     SUPPORT OF IMMATERIAL MODIFICATIONS
---------------------------------------|

     E-Biz  Enterprises,   Inc.,  ("EBIZ")  and  Jones  Business  Systems,  Inc.
("JBSI"), the Debtors and Debtors-in-Possession in the above-captioned Bankruptcy Cases (collectively, the "Debtors") hereby submit, pursuant to 11 U.S.C. ss.1127(a), these Second Immaterial Modifications to the Amended Joint Plan of Reorganization (the "Plan") filed on or about January 24, 2002 by the Debtors.

     The modifications set forth herein address the treatment of the claims of Citicorp Vendor Finance, Inc., ("Citicorp") and the Arizona Department of Revenue. The holder of the claim in Class 4 of the Plan is Citicorp. At the time of the preparation of the Plan, the Debtors believed that Citicorp held a secured claim based upon three agreements (the "Agreements") that are, in
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reality,  "disguised  security  agreements."  Citicorp  filed a Motion to Compel
Assumption or Rejection of Leases on February 13, 2002, to which the Debtors filed a timely Objection. In its Motion to Compel, Citicorp asserts that the Agreements are true leases.

     The Debtors subsequently discovered that Citicorp failed to file a UCC-1 Financing Statement with respect to two of the Agreements and, therefore, its security interest in certain property of the Bankruptcy Estate purchases from Citicorp's predecessor in interest, Copelco Leasing Corporation, is avoidable, pursuant to 11 U.S.C. ss.544(a). Accordingly, the Debtors filed an Objection to Claim of Citicorp on April 4, 2002.

     The Debtors have negotiated with Citicorp regarding the nature and treatment of its claims. In addition, without waiving any of its rights or claims as to whether Agreement No. 1326490, one of the Agreements at is sue, is a disguised security agreement or as to the nature of Citicorp's claim relating to that Agreement, the Debtors have rejected Agreement No. 1326490 and have informed Citicorp that the property purchased from Citicorp through that Agreement will be made available for pick up by Citicorp.

     The modifications set forth below address the fact that Citicorp's claims are in dispute, the rejection of Agreement No. 1326490, a change in the payment amount to Citicorp due to the return of a large portion of its collateral and alternative treatment for Citicorp's claims arising from the remaining two
Agreements, depending upon decisions by the Court regarding the nature and amount of those claims. Through these modifications, the Debtors clarify that they will pay the full amount of any administrative claim of Citicorp as allowed by the Court on the Effective Date or the date on which the Court's Order allowing that claim becomes final, whichever is later. In addition, the modifications provide that Citicorp will either: (1) retain its liens on the property securing its claims arising under Agreement No. 1315110 and Agreement No. 2153520 and receive cash payments, over a period of two years, with interest equal to the allowed amount
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of Citicorp's  Secured  Claims,  as  determined by the Court;  or (2) return the property acquired by JBSI through the Agreements, depending upon the decisions by the Court as to whether the Agreements are disguised security agreements and the aggregate amount of Citicorp's Administrative and Secured Claims. Citicorp will either be paid the full amount of its Allowed Secured Claims or obtain the return of the property which it claims it leased to the Debtors and which the Debtors assert is Citicorp's collateral.

     These Immaterial Modifications also address and clarify the treatment of the Arizona Department of Revenue. The Arizona Department of Revenue will be paid monthly as a result of this modification. These Immaterial Modifications are supported by the Memorandum of Law set forth herein. The Plan is, hereby, modified to provide as follows:

I.   TREATMENT OF CITICORP CLAIMS IN CLASS 4

     Citicorp holds a claim in the aggregate amount of $295,995.62. The Debtors assert that this Claim is secured by a security interest in office furniture, a computer system network and a Konica copy printer and controller by virtue of three "financing" or "capitalized" leases. Citicorp disputes the Debtors' characterization of the Agreements at issue as security agreements and claims that they are "true leases." On account of its Class 4 claims, Citicorp will receive:

     (1) If Citicorp is determined to hold a Secured Claim as to Agreement No. 1315110 and/or a Secured Claim as to Agreement No. 2153520 and the aggregate amount of Citicorp's Allowed Administrative Claims and Allowed Secured Claim(s) as to those Agreements is equal to or less than $45,000.00, the Debtors will:

          A. Retain the equipment and software associated with Agreement No. 1315110 and the Konica photocopier associated with Agreement No. 2153520, and Citicorp will retain its liens therein until it has received payment in full of the amounts set forth below;

          B. Pay the full amount of Citicorp's Allowed Administrative Claims related to or arising out of those Agreements on the Effective Date or the date on which the Order of the Court allowing those claims becomes final and nonappealable, whichever is later; and

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          C.  Pay the  amount  of  Citicorp's  Allowed  Secured  Claim(s),  plus interest at the rate of 8% PER ANNUM over a period of two years, in equal monthly installments of principal and interest, beginning on the date which is 30 days after the Effective Date or the date which is 30 days after the date on
which  the  Order  of  the  Court   allowing   that  claim   becomes  final  and
nonappealable, whichever is later;

     (2) If either Agreement No. 1315110 or Agreement No. 2153520 is determined to be a "true lease" and not a "disguised security agreement," the Debtor will reject the Agreement determined to be a true lease and will make available to Citicorp all of the property related to that Agreement for pick up by Citicorp on the date that the Order of the Court determining that Agreement to be a true lease becomes final and nonappealable and will pay to Citicorp the full amount of Citicorp's Allowed Administrative Claim associated with or arising from that Agreement on the Effective Date or the date on which the Order of the Court allowing that claim becomes final and nonappealable, whichever is later;

     (3) If the aggregate amount of Citicorp's Allowed Administrative Claims, related to or arising from Agreement No. 1315110 and Agreement No. 2153520, plus the amount of Citicorp's Allowed Secured Claims, if any, as to those Agreements is greater than $45,000.00, the Debtors will reject those Agreements, to the extent that such rejection is necessary, and will make available for pick up by Citicorp all of the property related to those Agreements on the date that the Order of the Court determining the allowed amounts of Citicorp's Administrative Claims and Secured Claims becomes final and nonappealable and will pay to Citicorp the full amount of Citicorp's Allowed Administrative Claims associated with or arising from those Agreements on the Effective Date or the date on which the Order of the Court allowing that claim becomes final and nonappealable, whichever is later; and

     (4) The Debtors have already rejected Agreement No. 1326490 with Citicorp and have notified Citicorp that they will make available for pick up by Citicorp all of the property related to that Agreement. The Debtors will pay the full amount of Citicorp's Administrative Claim related to or arising from Agreement No. 1326490 on the Effective Date or the date on which the Order of the Court allowing that claim becomes final and nonappealable, whichever is later.

     The entirety of Article VII(E)(1)(d) of the Plan regarding "Class 4" is hereby stricken and replaced with the language set forth immediately above.
Article XV of the Plan is also, to the extent necessary, hereby, modified and amended in such a manner so as to give full effect to the immaterial modification set forth above.

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
II.  TREATMENT OF UNSECURED PRIORITY CLAIM OF THE ARIZONA DEPARTMENT OF REVENUE

     This modification addresses the priority claims held by the Arizona Department of Revenue. The Plan is, hereby, modified as follows:

     On account of its priority unsecured claim, including prepetition interest on that claim, the Arizona Department of Revenue shall receive deferred cash payments, on a monthly basis, over a period not exceeding six years after the date of assessment of such claim having a value, as of the Effective Date, equal to the allowed amount of such claim.

     The failure of the Debtor to comply with the provisions of the Plan concerning the liability owed to the Arizona Department of Revenue, which includes, but is not limited to, the failure to make the full and timely payment(s) shall constitute a default of the Plan. If the Debtor fails to cure the default within ten (10) days after written notice of the default from the Arizona Department of Revenue or its agents, the entire balance due the Arizona Department of Revenue shall be immediately due and owing. Further, in the event of a default, the Arizona Department of Revenue may enforce the entire amount of its claim, exercise any and all rights and remedies under applicable non-bankruptcy law, which includes, but is not limited to, state tax collection procedures, and any other such relief as may be deemed appropriate by the Bankruptcy Court.

     Articles VII(A) & (D)(2) and XV of the Plan are, hereby, modified and amended in such a manner so as to give full effect to the immaterial modification set forth above.

III. THE MODIFICATIONS COMPLY WITH SECTIONS 1122 AND 1123, AND NO FURTHER NOTICE IS REQUIRED BY THE BANKRUTPCY CODE AND RULES

     First, the modifications set forth above do not adversely change the treatment of any creditor or the interest of any equity security holder. Citicorp will receive either payment in full of its Secured Claims in the amount allowed by the Court or the indubitable equivalent of those claims through the return of the property associated with the Agreements. Second, the Plan, as modified, satisfies each of the required elements 11 U.S.C. ss.1123(a).

     Third, the Plan, itself,  contemplates that there may be modifications.  In
Article XVI, the Plan provides that: "the Debtor may propose amendments or modifications in accordance with

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
11 U.S.C. ss.1127(a)" prior to confirmation of the Plan. Thus, the Immaterial Modifications to the Plan made by thE Debtors herein are consistent with the notice previously given to all creditors and parties-in-interest.

     Section 1127(a) of the Code provides that the proponent of a Chapter 11 Plan desiring to modify that plan may do so. The Historical and Revision Notes make it clear that compliance noticing provision is not necessary if the modifications are so minor as not to require additional disclosure:

          Subsection (c) requires the proponent of a modification to comply with the disclosure provisions of section 1125. Of course, if the modification were sufficiently minor, the court might determine that additional disclosure was not required under the circumstances.

     Rule 3019, Fed.R.Bankr.P. (adopted after ss. 1127 was in place), addresses the application of 11 U.S.C. ss. 1127 and follows the Historical Note in that it EXPRESSLY AUTHORIZES the court to proceed without renoticing creditors or other parties-in-interest. It states:

          In a chapter 9 or chapter 11 case, after a plan has been accepted and BEFORE ITS CONFIRMATION, the proponent may file a modification of the plan. If the court finds after hearing on notice to the TRUSTEE, ANY COMMITTEE APPOINTED UNDER THE CODE and any other entity designated by the court THAT THE PROPOSED MODIFICATION DOES NOT ADVERSELY CHANGE THE
          TREATMENT OF THE CLAIM of any creditor or the interest of any equity security holder who has not accepted in writing the modification, it shall be deemed accepted by all creditors and equity security holders who have previously accepted the plan.

(emphasis supplied).

III. CONCLUSION

     The Immaterial Modifications to the Plan, set forth herein, do not adversely affect any creditor or party-in-interest. No further noticing of the Immaterial Modifications or the Plan, as modified, is necessary. Accordingly, the Court should confirm the Plan, as so modified.

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     RESPECTFULLY SUBMITTED this 9th day of April, 2002.


                                        TIFFANY & BOSCO, P.A.



                                      By /s/ C.K. #014820
                                         ---------------------------------------
                                         Christopher R. Kaup, Esq.
                                         1850 North Central Avenue Suite 500
                                         Phoenix, Arizona, 85004
                                         Counsel for the Debtors




COPY of the foregoing sent via facsimile and first class mail this 9th day of April, 2002, to:


David N. Ingrassia, Esq.
Marce & Ingrassia
818 East Osborn Rd., Suite 105
Phoenix, Arizona 85014
Attorneys for Citicorp Vendor Finance, Inc.


Robert Hall, Esq.
Office of the Attorney General
1275 W. Washington
Phoenix, Arizona  85007
Attorney for Ariz. Dept. of Revenue

Joseph E. Cotterman, Esq.
Gallagher & Kennedy, P.A.
2575 E. Camelback Road
Phoenix, Arizona  85016
Attorneys for Official Committee
  of Unsecured Creditors

     Tina Picolo
---------------------------

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